Transfer Agreement

Transferee: Shandong Haiwang Chemical Stock Co., Ltd (Party A)
Transferor: Shandong Yuyuan Group Co., Ltd (Party B)

Party B owns a bromine plant, which is located i in the east of Mi River within Hanting District to be transferred. Party A agrees to acquire it upon negotiation. In order to clarify the rights and obligations, both parties enter into the following agreement.

I
The transfer price is RMB 9 million. Party A firstly shall pay RMB 3 million when both parties enter into this contract, while the remaining balance shall be paid off on the next day after signing the contract in cash and bank acceptance, (including party A pays 4 million in cash and pays 5million in bank acceptance). If party A can’t pay off the balance, it will not be allowed to produce.

ii	The inventory, fixed assets, low value consumables, finished goods and scraps will be owned by party A from 12 AM, Dec. 24th, 2006. The bromine produced before the handover will be owned by Party B.

iii
Party B should be responsible for all claims, debts, employees’ salaries, taxes, administrative expenses, mining fees, fees of extracting brine water from surrounding saltpans incurred before 12AM, Dec. 24th, 2006.

iv
Party B uses electricity form Haihua Power Supply bureau, Haihua Power Company and Hanting Power Supply bureau. Party B’s power supply facilities and assets should be transferred to party A.. Electricity charges incurred before 12AM, Dec. 24th, 2006 should be paid off by Party B.

v	The agreements that Party B signed regarding the salt pans and the land use right, utilizing brine water should be succeeded by Party A.

vi
Party B shall coordinate with all parties to make Part A successfully succeed governmental approval documents, mineral permits, safety production permits on the bromine plant and if there is any losses to Party A caused by fault of Party B, Party B should be liable and make compensations to Party A

vii	The key equipment profile and underground cable line profile should be transferred to Party A.

viii	Party B is responsible for settling current employees. Party A does not hold any responsibility under any circumstances.

ix	Once any party beaches the contract, the other has the right to file a lawsuit against the breaching party.

X	If any party breaches the agreement, non-breaching party should institute legal proceedings to local law institution.

XI	This agreement shall be in duplicable, and each party shall hold one copy.

XII	This agreement will become effective since both parties put the signatures on it.

Party A: (seal) Shandong Haiwang Chemcial Stock Co., Ltd

/s/ Tongjiang Sun

Party B: (seal) Shandong Yuyuan Group Co., Ltd

/s/ Jiang Zhang

Dec. 24th, 2006.